EXHIBIT 99.1

Heritage Oaks Bancorp Reports Second Quarter Results

Declares Quarterly Dividend of $0.06 per Common Share

PASO ROBLES, Calif., Aug. 01, 2016 (GLOBE NEWSWIRE) -- Heritage Oaks Bancorp (“Heritage Oaks” or the “Company”) (NASDAQ:HEOP), a bank holding company and parent of Heritage Oaks Bank (the “Bank”), reported net income available to common shareholders of $4.2 million, or $0.12 per dilutive common share, for the second quarter of 2016 compared to net income available to common shareholders of $3.7 million, or $0.11 per dilutive common share, for the second quarter of 2015, and net income available to common shareholders of $4.0 million, or $0.12 per dilutive common share for the first quarter of 2016.

Second Quarter 2016 Highlights

  Gross loans increased by $142.6 million, or 12.0%, to $1.33 billion at June 30, 2016 compared to $1.19 billion at June 30, 2015, and by $42.4 million or 3.3% compared to $1.29 billion at March 31, 2016.  New loan production totaled $109.2 million for the second quarter of 2016.  Loan production decreased by 6.8% compared to the linked quarter.

  Total deposits increased by $95.5 million, or 6.3% to $1.61 billion at June 30, 2016 compared with $1.51 billion a year earlier, and by $24.5 million, or 1.5% during the second quarter of 2016.  Non-interest bearing demand deposits grew by 5.8% during the last year and by 4.3% over the last quarter to $546.5 million, and represent 34.0% of total deposits at June 30, 2016.

  Credit quality remains strong with non-accrual loans representing 0.51% of total gross loans at June 30, 2016, down from 0.63% for the linked quarter and 0.97% a year ago.  Net recoveries for the second quarter of 2016 were $0.9 million compared to $0.1 million for both the linked quarter and the second quarter of 2015.  Loans delinquent 30 to 89 days as a percentage of gross loans increased to 0.04% from 0.00% in the linked quarter, and 0.03% at June 30, 2015.  During the second quarter of 2016 a reversal of provision for loan and lease losses of $1.0 million was recorded.

  Regulatory capital ratios for the Bank at June 30, 2016 were 9.20% for Tier 1 Leverage Capital, 13.13% for Total Risk Based Capital, and 11.91% for Common Equity Tier One Capital to Total Risk Based Capital.

  On July 27th, 2016 the board of directors declared a dividend of $0.06 per common share for shareholders of record as of August 15th, 2016, which is payable to our common shareholders on August 31st, 2016.

“Loan growth remained strong during the second quarter, and our asset mix continued to improve.  This helped us to maintain our net interest margin despite the continued decline in intermediate and long term interest rates.  This quarter also marks the third consecutive quarter in which we have achieved quarterly loan growth of over three percent,” stated Simone Lagomarsino, President and Chief Executive Officer of Heritage Oaks Bancorp.  Ms. Lagomarsino continued, “During the second quarter we also continued our successful loss recovery efforts, which yielded significant recoveries of loans previously charged-off.  The continued improvement in the credit metrics of our loan portfolio resulted in a reversal of provision for loan and lease losses.”

Net Income Available to Common Shareholders

Net income available to common shareholders for the second quarter of 2016 was $4.2 million, or $0.12 per diluted common share, compared with $3.7 million, or $0.11 per diluted common share, for the second quarter of 2015.  Net income available to common shareholders for the quarter ended March 31, 2016 was $4.0 million, or $0.12 per diluted common share.  Compared to the linked-quarter, improvement in net interest income after the reversal of provision for loan and lease losses helped to offset a decline in non-interest income, and an increase in non-interest expense, resulting in a $0.2 million increase in second quarter earnings compared to the linked-quarter.  Compared to the second quarter of 2015, net interest income after reversal of provision for loan and lease losses increased by $2.1 million, and non-interest income increased by $0.3 million, more than offsetting an increase in non-interest expense of $1.6 million, resulting in a $0.5 million increase in net income available to common shareholders.

Net income available to common shareholders for the six months ended June 30, 2016 was $8.2 million, or $0.24 per dilutive common share as compared to $7.8 million or $0.23 per dilutive common share for the six months ended June 30, 2015.  Compared to the first six months of 2015, net interest income after reversal of provision for loan and lease losses increased by $2.2 million, and non-interest income increased by $0.7 million, which more than offset a $2.4 million increase in non-interest expense, and resulted in a $0.4 million increase in net income available to common shareholders.

Net Interest Income

Net interest income before reversal of provision for loan and lease losses was $16.3 million, or 3.63% of average earning assets (“net interest margin”), for the second quarter of 2016 compared with $15.2 million, or a 3.67% net interest margin, for the same period a year earlier, and $15.6 million, or a 3.56% net interest margin, for the quarter ended March 31, 2016.  Net interest income before reversal of provision for loan and lease losses increased $1.1 million, compared to the same prior year period, as the increase in average balances more than offset the decline in yields on interest earning assets.  Net interest income before reversal of provision for loan and lease losses increased for the quarter ended June 30, 2016 as compared to linked quarter by $0.7 million due primarily to an increase in loan interest income attributable to growth in average loans during the current quarter, as well as an increase in accelerated purchased loan discount accretion.

The net interest margin was 3.63% for the second quarter of 2016 compared to 3.67% for the same prior year period, and 3.56% for the linked quarter ended March 31, 2016.  The year-over-year 4 basis point decline, in net interest margin is attributable to a decline in loan yields and yields on other investments, which were partially offset by an increase in the yield on investment securities.  Compared to the linked quarter, the net interest margin increased by 7 basis points due primarily to an improvement in asset mix, as well as to an increase in purchased loan discount accretion.

Loan yields declined by 12 basis points to 4.70% for the second quarter of 2016 from 4.82% for the second quarter of 2015, and increased by 3 basis points compared to 4.67% for the first quarter of 2016.  The decline in loan yields for the current quarter as compared to the second quarter of 2015, was due to the impact of originating new loans at lower yields than our average loan portfolio yield due to the historically low interest rate environment.  Compared to the linked quarter, the impact of originating loans at lower yields than average existing portfolio yields was more than offset by accelerated loan discount accretion.  Purchased loan discount accretion contributed 20 basis points to loan yields during the second quarter of 2016, compared to 12 basis points during the linked quarter, and 15 basis points during the second quarter of 2015.

The cost of deposits for the second quarter of 2016 declined by 2 basis points compared to the same prior year period to 0.23%, and was unchanged compared to the first quarter of 2016.  The 2 basis point decline in the cost of deposits for the second quarter of 2016 as compared to the second quarter of 2015 was due to a decline in the average balance and cost of time deposits.

Provision for Loan and Lease Losses

During the second quarter of 2016 the Company recorded a reversal of provision for loan and lease losses of $1.0 million.  The Company did not record a provision for loan and lease losses for the quarter ended June 30, 2015, or during the linked quarter.  The reversal of provision for loan and lease losses recorded during the second quarter of 2016 was attributable to continued improvement in loan credit quality metrics.

Non-Interest Income

Non-interest income for the second quarter of 2016 was $2.6 million, compared to $3.4 million for the linked quarter, and $2.3 million for the same period a year earlier.  Non-interest income increased by $0.3 million for the current quarter as compared to the same prior year period, due to increases in gains on the sale of investment securities, mortgage banking revenue, earnings on bank owned life insurance, and customer swap fee income, which is represented by gain on derivative instruments in non-interest income.  Compared to the linked quarter, non-interest income decreased by $0.8 million, primarily due to decreases in customer swap fee income, and gains on the sale of investment securities, which were partially offset by an increase in mortgage banking revenue.

Non-Interest Expense

Non-interest expense increased by $1.6 million, or 14.3%, to $13.1 million for the quarter ended June 30, 2016 compared to $11.4 million for the quarter ended June 30, 2015.  Non-interest expense for the second quarter of 2016 increased by $0.4 million, or 3.5% from $12.6 million for the linked quarter.

The increase in non-interest expense for the second quarter of 2016 as compared to the second quarter a year ago was due to an $0.8 million increase in salaries and benefits costs, a $0.6 million increase in other expense, and a $0.3 million increase in professional services expense.  The increase in salaries and benefits costs was attributable to a variety of factors, and was primarily due to increases in incentive compensation plan expense, base salaries, and mortgage commissions.  The increase in other expense is attributable to an increase in operating losses, as well as to a prior year reversal of provision for mortgage repurchases. Operating losses increased primarily due to a recent data breach that occurred at other companies, and impacted some of our debit card customers. Our own systems were not breached, however, pursuant to Regulation E, we were responsible for reimbursing our customers for these losses.  The increase in professional services was due to increases in other professional services, and BSA/AML Program remediation efforts, which were partially offset by a decline in legal costs.

The following table illustrates the components of professional services costs for the periods indicated:

	For the Three Months Ended			For the Six Months Ended
	6/30/2016	3/31/2016	6/30/2015	6/30/2016	6/30/2015

	(dollars in thousands)
Professional Services
BSA/AML related costs	$637	$639	$488	$1,276	$765
Information technology services and consulting	308	324	354	632	639
Audit and tax costs	327	424	259	751	522
Legal costs	79	-	224	79	419
All other costs	621	499	377	1,120	763
Total professional services	$1,972	$1,886	$1,702	$3,858	$3,108

Non-interest expense increased on a linked-quarter basis due to increases in salaries and benefits costs, other expenses, and professional services, which were partially offset by a decline in write-downs on other real estate owned (“OREO”).  The increase in salaries and benefits costs was attributable to reversals of previously accrued equity compensation expense during the prior quarter, as well as to an increase in mortgage commissions.  The increase in other expense is due to an increase in operating losses, and the decline in write-downs on OREO is attributable to a write-down recorded during the prior quarter.

Operating Efficiency

The Company’s operating efficiency ratio increased to 68.01% for the second quarter of 2016 as compared to 64.04% for the second quarter of 2015, and increased from 65.71% for the linked quarter.  Total non-interest expense as a percentage of average assets, another measure of the Company’s efficiency, was 2.71% for the second quarter of 2016 compared to 2.55% for second quarter of 2015, and 2.68% for the quarter ended March 31, 2016.

Income Taxes

Income tax expense was $2.6 million for the quarter ended June 30, 2016 compared with $2.3 million for the same period a year earlier.  For the linked quarter ended March 31, 2016 income tax expense was $2.4 million.  The Company’s effective tax rate for the second quarter of 2016 was 38.18% compared with 37.54% for the same period a year ago, and 37.77% for the quarter ended March 31, 2016.

Balance Sheet

Total assets increased by $133.2 million, or 7.3%, to $2.0 billion at June 30, 2016 compared to June 30, 2015, and by $48.4 million, or 2.5%, compared to March 31, 2016.  Cash and cash equivalents decreased by $73.0 million, or 56.6%, to $56.0 million at June 30, 2016 compared to June 30, 2015, and increased by $2.5 million, or 4.6%, compared to March 31, 2016.  The decrease in the Company’s cash position over the last year is primarily the result of deployment of cash inflows from new deposits into the loan and investment securities portfolios.

Investment securities increased by $67.0 million or 17.7%, to $446.9 million at June 30, 2016 compared to $379.8 million at June 30, 2015, and by $5.2 million, or 1.2%, compared to $441.7 million at March 31, 2016.  At June 30, 2016, the effective duration of the securities portfolio was 2.99 years.  We currently target a 2.75 to 3.25 year effective duration for the entire securities portfolio.

Total gross loans increased by $142.6 million, or 12.0%, to $1.33 billion at June 30, 2016 compared to June 30, 2015, and by $42.4 million, or 3.3%, compared to March 31, 2016.  New loan production for the held for investment portfolio (“portfolio loans”) was $67.3 million during the quarter ended June 30, 2016, down $20.5 million or 23% compared to the prior quarter.  Utilization on lines of credit contributed $14.5 million to second quarter 2016 loan growth.

Total deposits increased by $95.5 million, or 6.3%, to $1.61 billion as of June 30, 2016 from $1.51 billion at June 30, 2015, and by $24.5 million, or 1.5%, from $1.58 billion at March 31, 2016.  Non-interest bearing deposits increased by $22.5 million, or 4.3%, during the second quarter of 2016, and increased by $30.1 million, or 5.8%, since June 30, 2015.  The majority of the growth achieved over the last year came from municipalities, public entities, and our commercial clients.

Total shareholders’ equity was $213.9 million at June 30, 2016, an increase of $11.8 million, or 5.8%, compared to June 30, 2015, and an increase of $5.6 million, or 2.7%, compared to March 31, 2016, due primarily to quarterly earnings, net of shareholder dividend payments and share repurchases, as well as to the change in the unrealized gain on the investment securities portfolio.  The change in the unrealized gain in the securities portfolio led to an increase in equity of $3.2 million, and of $4.8 million during the past quarter, and year, respectively.

Classified assets at June 30, 2016 totaled $42.1 million, and decreased by $1.5 million, or 3.4%, compared to $43.6 million at March 31, 2016, and decreased by $7.4 million, or 14.9%, from $49.5 million at June 30, 2015.  Non-performing assets were $6.9 million at June 30, 2016 compared to $8.3 million at March 31, 2016 representing a $1.4 million, or 16.3%, decrease since the prior quarter, and a $5.0 million, or 42.0% decline since June 30, 2015.  Non-performing assets remain at the lowest level reached in the last several years, at 0.35% of total assets at June 30, 2016, down from 0.43% at March 31, 2016, and down from 0.65% at June 30, 2015.

Allowance for Loan and Lease Losses

The allowance for loan and lease losses (“ALLL”) as a percentage of gross loans declined from 1.43% at June 30, 2015 to 1.31% at June 30, 2016.  The decline in the level of our ALLL as a percentage of gross loans over the last twelve months is due to the relatively stable credit profile of the Company, which is evidenced by its asset quality ratios, as well as a consistent trend of net loan recoveries during that time, and in particular the current quarter.

As of June 30, 2016, the portion of the ALLL allocated to loans acquired in the Mission Community Bancorp (“MISN”) merger was $0.3 million or 0.19% of the remaining acquired MISN loan portfolio.  The remaining un-accreted fair market value discount on MISN loans was $4.6 million at June 30, 2016 and represents 2.9% of the remaining balance of acquired MISN loans.

Due to continued heightened concerns regarding the effects of the California drought upon our agribusiness loan customers and related businesses, the Bank has provided a $1.7 million qualitative allocation in its ALLL to address these concerns, which accounts for 9.5% of the total ALLL at June 30, 2016.  Management will continue to monitor the drought as it relates to our agribusiness customers and the local economy.

Regulatory Capital

The Bank’s regulatory capital ratios exceeded the ratios generally required to be considered a “well capitalized” financial institution for regulatory purposes.  The Tier I Leverage Ratios for the Company and the Bank were 9.80%, and 9.20%, respectively, at June 30, 2016 compared with the requirement of 5.00% to generally be considered a “well capitalized” financial institution for regulatory purposes.  The Total Risk-Based Capital Ratios for the Company and the Bank were 13.91%, and 13.13%, respectively, at June 30, 2016 compared with the requirement of 10.00% to generally be considered a “well capitalized” financial institution for regulatory purposes.  The Common Equity Tier 1 Capital Ratio for the Company and the Bank were 12.16%, and 11.91%, respectively, at June 30, 2016 compared with the requirement of 6.5% to generally be considered a "well capitalized" financial institution for regulatory purposes.  The Company’s regulatory capital ratios declined as compared to the linked quarter due primarily to the impact of $2.1 million of quarterly shareholder dividend payments.  The Bank’s regulatory capital ratios increased compared to the linked quarter, as regulatory capital growth outpaced risk-weighted and average asset growth.

BSA Consent Order

The Company continued to make progress addressing the issues identified in the BSA Consent Order that we entered into with our regulators in November 2014.  We believe that the Company is close to completing the remediation efforts required to address the issues identified in the BSA Consent Order, and look forward to the full resolution of this regulatory matter.

Conference Call

The Company will host a conference call to discuss the second quarter 2016 results at 8:00 a.m. PDT on August 2, 2016.  Media representatives, analysts and the public are invited to listen to this discussion by calling (877) 363-5052 (International Dial-In Number (914) 495-8600) and entering the conference ID 21799436, or via on-demand webcast.  A link to the webcast will be available on Heritage Oaks Bancorp’s website at www.heritageoaksbancorp.com.  A replay of the call will be available on Heritage Oaks Bancorp's website later that day and will remain on its site for up to 14 calendar days.  By including the foregoing website address, Heritage Oaks Bancorp does not intend to and shall not be deemed to incorporate by reference any material contained therein.

Report on Form 10-Q

The Company intends to file with the U.S. Securities and Exchange Commission its Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 on or before August 15, 2016.  Once filed, this report can be accessed at the U.S. Securities and Exchange Commission’s website www.sec.gov.  Shortly after filing, it is also available free of charge at the Company’s website www.heritageoaksbancorp.com or by contacting Jason Castle, Chief Financial Officer.  By including the foregoing website addresses, Heritage Oaks Bancorp does not intend to, and shall not be deemed to incorporate by reference any material contained therein.

About Heritage Oaks Bancorp and Heritage Oaks Bank

With $2.0 billion in assets, Heritage Oaks Bancorp is headquartered in Paso Robles, California and is the holding company for Heritage Oaks Bank.  Heritage Oaks Bank operates two branch offices each in Paso Robles and San Luis Obispo; single branch offices in Atascadero, Templeton, Cambria, Morro Bay, Arroyo Grande, Santa Maria, Goleta and Santa Barbara; as well as a single loan production office in Ventura/Oxnard.  Heritage Oaks Bank conducts commercial banking business in San Luis Obispo, Santa Barbara, and Ventura counties. Visit Heritage Oaks Bank on the Web at www.heritageoaksbank.com. By including the foregoing website address, Heritage Oaks Bancorp does not intend to, and shall not be deemed to incorporate by reference any material contained therein.

Forward Looking Statements

This press release contains “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward looking statements to be covered by the safe harbor provisions for forward looking statements. All statements other than statements of historical fact are “forward looking statements” for purposes of federal and state securities laws, including, but not limited to, statements about anticipated future operating and financial performance, financial position and liquidity, business prospects, strategic alternatives, regulatory and competitive outlook, investment and expenditure plans, capital and financing needs, plans and objectives of management for future operations, and other similar forecasts and statements of expectation and statements of assumptions underlying any of the foregoing. Words such as “will likely result,” “aims,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “hopes,” “intends,” “may,” “plans,” “projects,” “seeks,” “should,” “will,” and variations of these words and similar expressions are intended to help identify forward-looking statements. Forward looking statements are based on the Company’s current expectations and assumptions regarding its business, the regulatory environment, the economy and other future conditions, which expectations and assumptions could prove wrong. Forward looking statements are subject to a number of risks and uncertainties that could cause the Company’s actual results to differ materially and adversely from those contemplated by the forward looking statements. The Company cautions you against relying on any of these forward looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward looking statements, include the following: renewed softness in the overall economy, including the California real estate market; the effect of the current low interest rate environment or changes in interest rates on our net interest margin; changes in the Company’s business strategy or development plans; our ability to  attract and retain qualified employees; a failure or breach of our operational security systems or infrastructure or those of our customers, our third party vendors or other service providers, including as a result of a cyber-attack; any compromise in the secured transmission of personal, financial and/or confidential information over public networks; environmental conditions, including the prolonged drought in California, natural disasters such as earthquakes, landslides, and wildfires that may disrupt business, impede operations, or negatively impact the ability of certain borrowers to repay their loans and/or the values of collateral securing loans; the possibility of an unfavorable ruling in a legal matter, and the potential impact that it may have on earnings, reputation, or the Bank’s operations; and the possibility that any expansionary activities will be impeded while the FDIC’s and CA DBO’s joint BSA Consent Order remains outstanding, and that we will be unable to comply with the requirements set forth in the BSA Consent Order, which could result in restrictions on our operations.

Additional information on these risks and other factors that could affect operating results and financial condition are detailed in reports filed by the Company with the U.S. Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, filed by the Company with the U.S. Securities and Exchange Commission on March 4, 2016.

Forward looking statements speak only as of the date they are made, and the Company does not undertake to update forward looking statements to reflect circumstances or events that occur after the date the forward looking statements are made, whether as a result of new information, future developments or otherwise, and specifically disclaims any obligation to revise or update such forward looking statements for any reason, except as may be required by law.

Use of Non-GAAP Financial Information

The Company provides all information required in accordance with generally accepted accounting principles (GAAP), but it believes that evaluating its ongoing operating results and in particular, making comparisons to similar companies, may be enhanced by providing additional non-GAAP measures used by management to assess operating results.  Therefore, included at the end of the tables below is a schedule reconciling book value to tangible common book value per share.  We believe that presentation of tangible common book value per share is a useful measure for investors because it is widely used in the financial services industry to compare the relative market value of one financial institution against another. In addition, we analyze our net income as a percentage of tangible common book value internally, because we feel that this return metric is more representative of the return to our shareholders relative to the their investment in our Company.

Heritage Oaks Bancorp
Consolidated Balance Sheets
(unaudited)

	6/30/2016	3/31/2016	6/30/2015
	(dollars in thousands, except per share data)
Assets
Cash and due from banks	$15,768	$14,804	$16,085
Interest earning deposits in other banks	40,274	38,771	112,928
Total cash and cash equivalents	56,042	53,575	129,013
Investment securities available for sale, at fair value	446,877	441,705	379,824
Loans held for sale, at lower of cost or fair value	8,534	6,560	8,736
Gross loans held for investment	1,333,719	1,291,346	1,191,153
Net deferred loan fees	(1,181)	(1,160)	(1,157)
Allowance for loan and lease losses	(17,448)	(17,565)	(16,982)
Net loans held for investment	1,315,090	1,272,621	1,173,014
Premises and equipment, net	36,613	36,843	37,996
Bank-owned life insurance	33,284	33,069	25,032
Goodwill	24,885	24,885	24,885
Deferred tax assets, net	15,321	18,715	23,180
Federal Home Loan Bank stock	7,853	7,853	7,853
Other intangible assets	3,812	4,055	4,823
Premises held for sale	-	-	1,840
Other assets	13,221	13,239	12,183
Total assets	$1,961,532	$1,913,120	$1,828,379

Liabilities
Deposits
Non-interest bearing deposits	$546,520	$524,025	$516,431
Interest bearing deposits	1,060,569	1,058,564	995,208
Total deposits	1,607,089	1,582,589	1,511,639
Short term FHLB borrowing	49,500	29,500	10,500
Long term FHLB borrowing	71,003	73,512	83,050
Junior subordinated debentures	10,529	10,485	13,338
Other liabilities	9,529	8,704	7,770
Total liabilities	1,747,650	1,704,790	1,626,297

Shareholders' Equity
Common stock, no par value; authorized: 100,000,000 shares;
issued and outstanding: 34,205,542, 34,129,425, and 34,314,242 shares as of
June 30, 2016, March 31, 2016, and June 30, 2015, respectively	163,931	163,923	165,415
Additional paid in capital	8,668	8,460	7,658
Retained earnings	36,295	34,134	28,800
Accumulated other comprehensive income	4,988	1,813	209
Total shareholders' equity	213,882	208,330	202,082
Total liabilities and shareholders' equity	$1,961,532	$1,913,120	$1,828,379

Book value per common share	$6.25	$6.10	$5.89

Tangible book value per common share	$5.41	$5.26	$5.02

Heritage Oaks Bancorp
Consolidated Statements of Income
(unaudited)

	For the Three Months Ended
	6/30/2016	3/31/2016	6/30/2015
	(dollars in thousands, except per share data)
Interest Income
Loans, including fees	$15,315	$14,615	$14,585
Investment securities	2,189	2,200	1,662
Other interest-earning assets	239	200	494
Total interest income	17,743	17,015	16,741
Interest Expense
Deposits	891	879	918
Other borrowings	553	518	581
Total interest expense	1,444	1,397	1,499
Net interest income before (reversal of) provision for loan and lease losses	16,299	15,618	15,242
(Reversal of) provision for loan and lease losses	(1,000)	-	-
Net interest income after (reversal of) provision for loan and lease losses	17,299	15,618	15,242
Non-Interest Income
Fees and service charges	1,194	1,209	1,213
Net gain on sale of mortgage loans	530	458	484
Earnings on BOLI	289	287	215
Other mortgage fee income	148	91	118
Gain on sale of investment securities	87	551	-
Gain on derivative instruments	65	532	-
Other income	270	279	241
Total non-interest income	2,583	3,407	2,271
Non-Interest Expense
Salaries and employee benefits	6,607	6,318	5,786
Professional services	1,972	1,886	1,702
Occupancy and equipment	1,649	1,627	1,748
Information technology	630	600	541
Regulatory assessments	315	310	300
Loan department expense	259	227	260
Sales and marketing	246	244	295
Amortization of intangible assets	243	243	262
Communication costs	125	125	144
OREO write-downs	-	217	-
Other expense	1,018	824	391
Total non-interest expense	13,064	12,621	11,429
Income before income taxes	6,818	6,404	6,084
Income tax expense	2,603	2,419	2,284
Net income	4,215	3,985	3,800
Accretion on preferred stock	-	-	70
Net income available to common shareholders	$4,215	$3,985	$3,730

Weighted Average Shares Outstanding
Basic	33,998,644	34,096,379	34,105,192
Diluted	34,140,986	34,204,457	34,249,591
Earnings Per Common Share
Basic	$0.12	$0.12	$0.11
Diluted	$0.12	$0.12	$0.11
Dividends Declared Per Common Share	$0.06	$0.06	$0.06

Heritage Oaks Bancorp
Consolidated Statements of Income
(unaudited)

	For the Six Months Ended
	6/30/2016	6/30/2015
	(dollars in thousands, except per share data)
Interest Income
Loans, including fees	$29,930	$29,673
Investment securities	4,389	3,329
Other interest-earning assets	439	667
Total interest income	34,758	33,669
Interest Expense
Deposits	1,770	1,807
Other borrowings	1,071	1,122
Total interest expense	2,841	2,929
Net interest income before (reversal of) provision for loan and lease losses	31,917	30,740
(Reversal of) provision for loan and lease losses	(1,000)	-
Net interest income after (reversal of) provision for loan and lease losses	32,917	30,740
Non-Interest Income
Fees and service charges	2,403	2,420
Net gain on sale of mortgage loans	988	870
Gain on sale of investment securities	638	505
Gain on derivative instruments	597	-
Earnings on BOLI	576	426
Other mortgage fee income	239	256
Other income	549	795
Total non-interest income	5,990	5,272
Non-Interest Expense
Salaries and employee benefits	12,925	12,045
Professional services	3,858	3,108
Occupancy and equipment	3,276	3,335
Information technology	1,230	1,142
Regulatory assessments	625	597
Sales and marketing	490	612
Loan department expense	486	546
Amortization of intangible assets	486	524
Communication costs	250	285
OREO write-downs	217	-
Other expense	1,842	1,048
Total non-interest expense	25,685	23,242
Income before income taxes	13,222	12,770
Income tax expense	5,022	4,901
Net income	8,200	7,869
Accretion on preferred stock	-	70
Net income available to common shareholders	$8,200	$7,799

Weighted Average Shares Outstanding
Basic	34,047,511	34,086,786
Diluted	34,176,587	34,236,895
Earnings Per Common Share
Basic	$0.24	$0.23
Diluted	$0.24	$0.23
Dividends Declared Per Common Share	$0.12	$0.11

Heritage Oaks Bancorp
Key Ratios

	For the Three Months Ended			For the Six Months Ended
	6/30/2016	3/31/2016	6/30/2015	6/30/2016	6/30/2015
Profitability / Performance Ratios
Net interest margin	3.63%	3.56%	3.67%	3.59%	3.79%
Return on average equity	8.06%	7.66%	7.53%	7.86%	7.89%
Return on average common equity	8.06%	7.66%	7.42%	7.86%	7.85%
Return on average tangible common equity	9.34%	8.90%	8.71%	9.12%	9.24%
Return on average assets	0.87%	0.85%	0.85%	0.86%	0.90%
Non-interest income to total net revenue	13.68%	17.91%	12.97%	15.80%	14.64%
Yield on interest earning assets	3.95%	3.88%	4.03%	3.91%	4.15%
Cost of interest bearing liabilities	0.49%	0.48%	0.55%	0.48%	0.55%
Cost of funds	0.34%	0.34%	0.38%	0.34%	0.38%
Operating efficiency ratio (1)	68.01%	65.71%	64.04%	66.87%	64.09%
Non-interest expense to average assets, annualized	2.71%	2.68%	2.55%	2.70%	2.65%
Gross loans to total deposits	82.99%	81.60%	78.80%

Asset Quality Ratios
Non-performing loans to total gross loans	0.51%	0.63%	0.97%
Non-performing loans to equity	3.19%	3.92%	5.73%
Non-performing assets to total assets	0.35%	0.43%	0.65%
Allowance for loan and lease losses to total gross loans	1.31%	1.36%	1.43%
Net recoveries to average loans outstanding, annualized	0.27%	0.04%	0.02%	0.16%	0.03%
Classified assets to Tier I + ALLL	20.66%	21.70%	25.15%
30-89 day delinquency rate	0.04%	0.00%	0.03%

Capital Ratios
Company
Common Equity Tier I Capital Ratio	12.16%	12.23%	12.96%
Leverage ratio	9.80%	9.86%	10.22%
Tier I Risk-Based Capital Ratio	12.69%	12.74%	13.55%
Total Risk-Based Capital Ratio	13.91%	13.99%	14.80%
Bank
Common Equity Tier I Capital Ratio	11.91%	11.80%	12.48%
Leverage ratio	9.20%	9.13%	9.41%
Tier I Risk-Based Capital Ratio	11.91%	11.80%	12.48%
Total Risk-Based Capital Ratio	13.13%	13.05%	13.73%

(1) The efficiency ratio is defined as total non-interest expense as a percentage of the combined: net interest income, non-interest income, excluding gains and losses on the sale of securities, gains and losses on the sale of other real estate owned (“OREO”), write-downs on OREO, OREO related costs, gains and losses on the sale of fixed assets, gains on extinguishment of debt, and amortization of intangible assets.

Heritage Oaks Bancorp
Average Balances

	For The Three Months Ended
	6/30/2016			3/31/2016			6/30/2015
	Balance	Yield / Rate (4)	Income / Expense	Balance	Yield / Rate (4)	Income / Expense	Balance	Yield / Rate (4)	Income / Expense
	(dollars in thousands)
Interest Earning Assets
Loans (1) (2)	$1,310,096	4.70%	$15,315	$1,258,180	4.67%	$14,615	$1,213,772	4.82%	$14,585
Investment securities	443,522	1.99%	2,189	448,723	1.97%	2,200	369,468	1.80%	1,662
Interest earning deposits in other banks	44,809	0.33%	37	46,342	0.31%	36	71,993	0.18%	33
Other investments	9,739	8.34%	202	9,739	6.77%	164	9,739	18.99%	461
Total earning assets	1,808,166	3.95%	17,743	1,762,984	3.88%	17,015	1,664,972	4.03%	16,741
Allowance for loan and lease losses	(17,807)			(17,513)			(17,037)
Other assets	147,463			149,211			148,680
Total assets	$1,937,822			$1,894,682			$1,796,615

Interest Bearing Liabilities
Money market	$583,822	0.28%	$408	$568,497	0.28%	$392	$506,651	0.28%	$354
Time deposits	240,037	0.71%	421	243,940	0.70%	426	270,283	0.75%	507
Interest bearing demand	125,918	0.11%	34	126,373	0.11%	34	118,692	0.11%	33
Savings	109,748	0.10%	28	110,244	0.10%	27	95,875	0.10%	24
Total interest bearing deposits	1,059,525	0.34%	891	1,049,054	0.34%	879	991,501	0.37%	918
Federal Home Loan Bank borrowing	118,833	1.43%	422	111,913	1.38%	384	93,552	1.89%	440
Junior subordinated debentures	10,501	5.02%	131	10,455	5.08%	132	13,305	4.25%	141
Other borrowed funds	-	0.00%	-	220	3.66%	2	-	0.00%	-
Total borrowed funds	129,334	1.72%	553	122,588	1.70%	518	106,857	2.18%	581
Total interest bearing liabilities	1,188,859	0.49%	1,444	1,171,642	0.48%	1,397	1,098,358	0.55%	1,499
Non interest bearing demand	528,123			503,953			486,829
Total funding	1,716,982	0.34%	1,444	1,675,595	0.34%	1,397	1,585,187	0.38%	1,499
Other liabilities	10,392			9,954			8,947
Total liabilities	1,727,374			1,685,549			1,594,134

Shareholders' Equity
Total shareholders' equity	210,448			209,133			202,481
Total liabilities and shareholders' equity	$1,937,822			$1,894,682			$1,796,615

Net interest margin (3)		3.63%	$16,299		3.56%	$15,618		3.67%	$15,242

Interest rate spread		3.46%			3.40%			3.48%

Cost of deposits		0.23%			0.23%			0.25%

(1) Non-accrual loans have been included in total loans.
(2) Interest income includes fees on loans.
(3) Net interest margin represents net interest income as a percentage of average interest earning assets.
(4) Annualized using actual number of days during the period.

Heritage Oaks Bancorp
Average Balances

	For The Six Months Ended
	6/30/2016			6/30/2015
	Balance	Yield / Rate (4)	Income / Expense	Balance	Yield / Rate (4)	Income / Expense
	(dollars in thousands)
Interest Earning Assets
Loans (1) (2)	$1,284,138	4.69%	$29,930	$1,204,569	4.97%	$29,673
Investment securities	446,122	1.98%	4,389	361,290	1.86%	3,329
Interest earning deposits in other banks	45,576	0.32%	73	59,669	0.18%	54
Other investments	9,739	7.56%	366	9,839	12.56%	613
Total earning assets	1,785,575	3.91%	34,758	1,635,367	4.15%	33,669
Allowance for loan and lease losses	(17,660)			(16,950)
Other assets	148,337			150,288
Total assets	$1,916,252			$1,768,705

Interest Bearing Liabilities
Money market	$576,160	0.28%	$800	$485,481	0.28%	$672
Time deposits	241,988	0.70%	847	274,441	0.75%	1,024
Interest bearing demand	126,146	0.11%	68	117,317	0.11%	64
Savings	109,996	0.10%	55	95,219	0.10%	47
Total interest bearing deposits	1,054,290	0.34%	1,770	972,458	0.37%	1,807
Federal Home Loan Bank borrowing	115,373	1.40%	806	96,775	1.75%	839
Junior subordinated debentures	10,478	5.05%	263	13,279	4.30%	283
Other borrowed funds	110	3.66%	2	-	0.00%	-
Total borrowed funds	125,961	1.71%	1,071	110,054	2.06%	1,122
Total interest bearing liabilities	1,180,251	0.48%	2,841	1,082,512	0.55%	2,929
Non interest bearing demand	516,038			475,704
Total funding	1,696,289	0.34%	2,841	1,558,216	0.38%	2,929
Other liabilities	10,173			9,337
Total liabilities	1,706,462			1,567,553

Shareholders' Equity
Total shareholders' equity	209,790			201,152
Total liabilities and shareholders' equity	$1,916,252			$1,768,705

Net interest margin (3)		3.59%	$31,917		3.79%	$30,740

Interest rate spread		3.43%			3.60%

Cost of deposits		0.23%			0.25%

(1) Non-accrual loans have been included in total loans.
(2) Interest income includes fees on loans.
(3) Net interest margin represents net interest income as a percentage of average interest earning assets.
(4) Annualized using actual number of days during the period.

Heritage Oaks Bancorp
Loans and Deposits

	6/30/2016	3/31/2016	6/30/2015
	(dollars in thousands)
Loans
Real Estate Secured
Commercial	$618,400	$605,242	$585,811
Residential 1 to 4 family	184,097	171,035	143,256
Farmland	131,574	129,787	104,613
Multi-family residential	85,254	81,807	76,903
Construction and land	36,753	32,984	41,057
Home equity lines of credit	27,991	29,738	32,759
Total real estate secured	1,084,069	1,050,593	984,399
Commercial
Commercial and industrial	182,645	169,366	151,401
Agriculture	62,061	65,946	48,601
Other	-	-	1
Total commercial	244,706	235,312	200,003
Consumer	4,944	5,441	6,751
Total loans held for investment	1,333,719	1,291,346	1,191,153
Deferred loan fees	(1,181)	(1,160)	(1,157)
Allowance for loan and lease losses	(17,448)	(17,565)	(16,982)
Total net loans held for investment	$1,315,090	$1,272,621	$1,173,014

Loans held for sale	8,534	$6,560	$8,736

	6/30/2016	3/31/2016	6/30/2015
	(dollars in thousands)
Deposits
Non-interest bearing deposits	$546,520	$524,025	$516,431
Interest bearing deposits:
Money market deposits	584,732	579,113	503,132
Time deposits	240,433	240,245	264,851
NOW accounts	123,386	127,731	128,404
Other savings deposits	112,018	111,475	98,821
Total deposits	$1,607,089	$1,582,589	$1,511,639

Heritage Oaks Bancorp
Allowance for Loan and Lease Losses, Non-Performing and Classified Assets

	For the Three Months Ended
	6/30/2016	3/31/2016	6/30/2015
	(dollars in thousands)
Allowance for Loan and Lease Losses
Balance, beginning of period	$17,565	$17,452	$16,913
(Reversal of) provision for loan and lease losses	(1,000)	-	-
Charge-offs:
Commercial and industrial	(4)	(8)	(142)
Consumer	(2)	(2)	(5)
Agriculture	-	-	(1)
Home equity lines of credit	-	-	(16)
Total charge-offs	(6)	(10)	(164)
Recoveries	889	123	233
Balance, end of period	$17,448	$17,565	$16,982

Net recoveries	$883	$113	$69

	6/30/2016	3/31/2016	6/30/2015
	(dollars in thousands)
Non-Performing Assets
Loans on non-accrual status:
Construction and land	$4,046	$4,264	$4,754
Commercial and industrial	1,866	1,745	3,207
Agriculture	363	384	626
Commercial real estate	264	1,620	2,158
Consumer	117	31	40
Home equity lines of credit	84	46	86
Farmland	77	80	-
Residential 1 to 4 family	-	-	707
Total non-accruing loans	6,817	8,170	11,578
Other real estate owned (OREO)	111	111	372
Total non-performing assets	$6,928	$8,281	$11,950

	6/30/2016	3/31/2016	6/30/2015
	(dollars in thousands)
Classified Assets
Loans	$41,983	$43,444	$49,118
Other real estate owned (OREO)	111	111	372
Total classified assets	$42,094	$43,555	$49,490

Classified assets to Tier I + ALLL	20.66%	21.70%	25.15%

Note: Classified assets consist of substandard and non-performing loans and OREO assets.

Heritage Oaks Bancorp
Quarter to Date Non-Performing Loan Reconciliation

	Balance			Returns to		Balance
	March 31,		Net	Accrual		June 30,
	2016	Additions	Paydowns	Status	Charge-offs	2016
	(dollars in thousands)
Real Estate Secured
Construction and land	$4,264	$-	$(218)	$-	$-	$4,046
Commercial	1,620	-	(1,356)	-	-	264
Home equity lines of credit	46	38	-	-	-	84
Farmland	80	-	(3)	-	-	77
Commercial
Commercial and industrial	1,745	503	(97)	(281)	(4)	1,866
Agriculture	384	-	(21)	-	-	363
Consumer	31	90	(2)	-	(2)	117
Total	$8,170	$631	$(1,697)	$(281)	$(6)	$6,817

Heritage Oaks Bancorp
Year to Date Non-Performing Loan Reconciliation

	Balance			Returns to		Balance
	December 31,		Net	Accrual		June 30,
	2015	Additions	Paydowns	Status	Charge-offs	2016
	(dollars in thousands)
Real Estate Secured
Construction and land	$3,968	$349	$(271)	$-	$-	$4,046
Commercial	1,940	-	(1,386)	(290)	-	264
Home equity lines of credit	84	38	-	(38)	-	84
Farmland	83	-	(6)	-	-	77
Residential 1 to 4 family	80	-	(3)	(77)	-	-
Commercial
Commercial and industrial	1,630	1,751	(244)	(1,259)	(12)	1,866
Agriculture	-	400	(37)	-	-	363
Consumer	33	92	(4)	-	(4)	117
Total	$7,818	$2,630	$(1,951)	$(1,664)	$(16)	$6,817

Heritage Oaks Bancorp
Reconciliation of Tangible Common Equity and Tangible Common Book Value per Share

	6/30/2016	3/31/2016	6/30/2015
	(dollars in thousands, except per share data)
Total shareholders' equity	$213,882	$208,330	$202,082
Less intangibles:
Goodwill	(24,885)	(24,885)	(24,885)
Other intangible assets	(3,812)	(4,055)	(4,823)
Tangible common equity	$185,185	$179,390	$172,374
Shares of common stock issued and outstanding	34,205,542	34,129,425	34,314,242
Tangible common book value per share	$5.41	$5.26	$5.02

Contacts

Simone Lagomarsino, President & Chief Executive Officer
1222 Vine Street
Paso Robles, California 93446
805.369.5260
slagomarsino@heritageoaksbank.com

Jason Castle, Executive Vice President & Chief Financial Officer
1222 Vine Street
Paso Robles, California 93446
805.369.5294
jcastle@heritageoaksbank.com